Exhibit 99.1

  Jack in the Box Inc. Reports Fourth-Quarter and FY 2003 Earnings;
                       Affirms FY 2004 Guidance

    SAN DIEGO--(BUSINESS WIRE)--Nov. 12, 2003--Jack in the Box Inc. (NYSE: JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today reported earnings of $16.4 million in the fourth quarter ended Sept. 28, 2003, compared with $14 million in the fourth quarter a year ago. Earnings per diluted share in the quarter were 45 cents compared with 35 cents last year. This was 4 cents below forecast due to an unusual charge of $2.6 million, or $1.7 million after tax, related to lease-assumption obligations on five sites arising from the recent bankruptcy of the Chi-Chi's restaurant chain, previously owned by the company. The company does not anticipate any additional future charges from the Chi-Chi's bankruptcy. Excluding this charge, earnings per diluted share in the quarter were 49 cents, as forecast. Fiscal 2002 earnings included unusual charges totaling of $15.7 million, or $10.4 million after tax, related to a legal settlement and store closures.
    In fiscal 2003, net earnings were $73.6 million compared with $83 million a year ago. Earnings per diluted share in fiscal 2003 were $1.99 compared with $2.07 in 2002. Excluding the previously described unusual charges in both years, earnings per diluted share were $2.04 in fiscal 2003, as forecast, versus $2.33 in the prior year. Diluted weighted average shares outstanding for fiscal 2003 were 37.0 million versus 40.1 million for fiscal 2002, primarily due to the repurchase of 2.6 million shares during the year.
    The company affirmed its earnings-per-diluted-share guidance of $.53 for the first quarter and $1.68 for the 53-week year of fiscal 2004.
    "2003 was a pivotal year for Jack in the Box as we addressed continued pressures facing our industry," said Chairman and CEO Robert
J. Nugent. "We began the year by announcing a long-term plan to transform Jack in the Box from a regional quick-serve chain to a national restaurant company, largely through a multifaceted growth strategy. Key to this strategy are our plans to continue to add
Jack in the Box restaurants; grow our proprietary convenience-store concept, Quick Stuff(R); grow our Qdoba Mexican Grill(R) subsidiary, a leading quick-casual chain acquired in January; and expand our franchising activities to improve margins and returns on capital.
    "In September, we updated this strategic plan to include a three- to five-year program to re-invent the Jack in the Box brand, based upon results of unit and market tests that will be conducted during fiscal 2004. We intend to position our chain to set a new standard of excellence in QSR through significant improvements to our menu, guest service and restaurant facilities. As an example, Jack's Ultimate Salads(TM), introduced in April, were the first of several innovative products that will be part of our upgraded menu. Our goal is to provide a better, more unique experience for our core customers, as well as attract more women, people older than the typical fast-food consumer, and those who might not otherwise choose to visit a QSR."
    In October, Jack in the Box introduced Chicken Breast Strips, which are made with all-white meat sliced from whole chicken breasts, and customer response has been very positive. Jack in the Box will also add two new premium products during the first quarter -- a roasted turkey sandwich and a club sandwich, both served on hearth-baked rolls and featuring high-quality, fresh ingredients.
    The company saw continued improvement in its restaurant operations during the year, as evidenced by the chain's high ranking in QSR Magazine's recent "Best Drive-Thru in America" study. Based on service time, order accuracy, menu appearance and drive-thru speaker clarity, Jack in the Box tied for fifth overall among all QSR chains, a significant improvement from its finishing 10th place in 2002, 13th in 2001 and 20th in 2000.
    Jack in the Box restaurants posted an increase in same-store sales of 0.9 percent in the fourth quarter, as forecast, compared with a 2.7 percent decrease in last year's fourth quarter. For the year, same-store sales decreased 1.7 percent, as forecast, compared with a
0.8 percent decrease in fiscal 2002.
    Consolidated company restaurant sales in the fourth quarter increased 4.3 percent to $442.5 million, and for the year were 2.3 percent higher, at $1.86 billion.
    Distribution and other sales were $30.4 million in the quarter versus $20.3 million last year, and were $108.7 million in the fiscal year versus $77.4 million in 2002, primarily due to an increase in the number of new Quick Stuff sites, as well as higher fuel sales and distribution sales to franchisees.
    Other revenues in the quarter were $5.6 million, primarily from the conversion of eight restaurants to franchises, compared with $7.2 million in last year's fourth quarter, also related to eight restaurant conversions. For the year, the company reported $31 million in other revenues, primarily from 36 restaurant conversions, compared with $20.1 million in 2002, related to 22 conversions. Total revenues for the quarter were $493 million, an increase of 6.4 percent versus last year, and were $2.06 billion for fiscal 2003, a 4.7 percent increase versus 2002.
    Consolidated systemwide sales in the fourth quarter were approximately $570 million versus $522 million a year ago, and were $2.36 billion in fiscal 2003, up 5.5 percent from last year. Systemwide sales include company and franchisee-owned locations and represent total sales of the Jack in the Box brand.
    Jack in the Box opened 27 new company restaurants during the quarter and 90 new restaurants in the year. At year end, the company operated 1,553 Jack in the Box restaurants versus 1,507 a year ago, with systemwide units totaling 1,947 compared with 1,862 at the end of fiscal 2002.
    Qdoba opened 15 new company and franchised restaurants during the fourth quarter, bringing its system total to 111 units, and the chain ended the quarter and year with double-digit increases in same-store sales. Qdoba revenues were $7.6 million in the quarter and $20.5 million in fiscal 2003. Qdoba earnings from operations were $0.1 million in the quarter and $0.6 million for the fiscal year. At year end, Qdoba assets totaled $55.6 million. As forecast, Qdoba was slightly dilutive to fiscal-year earnings results. The company's Quick Stuff(R) convenience-store concept continued to perform well during the quarter and added five new units, bringing the total number of sites operating at year end to 18. Qdoba and Quick Stuff operations are not material components of the company's consolidated financial results or projections.
    Gross profit rate in the fourth quarter was 17.2 percent of revenues versus 19.6 percent last year, and was 0.3 percent lower than forecast, primarily due to higher utilities, restaurant promotion costs and property taxes. For the year, gross profit rate was 17.9 percent, compared with 19.4 percent in 2002, primarily due to higher costs for worker's compensation insurance, utilities, food and packaging, and a new point-of-sale (POS) system rollout. As stated in its press release dated Sept. 17, 2003, the company expects these higher costs to remain in fiscal 2004.
    Restaurant operating margin was 15.8 percent of sales in the fourth quarter compared with 18 percent a year ago. For fiscal 2003, restaurant operating margin was 16.4 percent of sales versus 18.4 percent in 2002, for the same reasons mentioned above for gross profit rate.
    SG&A expense rate in the quarter was 10.9 percent of revenues, which was 0.2 percent higher than forecast due to the charge related to Chi-Chi's bankruptcy, and 3.4 percent lower than a year ago, primarily due to continued efforts from our Profit Improvement Program, lower incentive bonus accruals, and the charge in last year's fourth quarter for a legal settlement and store closures. For the year, SG&A expense rate was 11.1 percent of revenues, down from 11.9 percent in fiscal 2002, for the same reasons. Excluding the previously described unusual charges in the fourth quarter of both years, which were 0.5 percent and 3.4 percent of revenues in 2003 and 2002, respectively, SG&A expense rate was 10.4 percent versus 10.9 percent a year ago. For the year, excluding those same charges, which were 0.1 percent and 0.8 percent of revenues in 2003 and 2002, respectively, SG&A expense rate was 11.0 percent versus 11.1 percent in 2002.
    Earnings from operations, or operating income, was $30.9 million, and depreciation and amortization was $16.8 million in the fourth quarter compared with $24.4 million and $16.7 million, respectively, in 2002. For fiscal 2003, operating income was $140.2 million, and depreciation and amortization was $70.3 million compared with $148.6 million and $70.3 million, respectively, in 2002. Excluding the previously described unusual charges in both years, operating income was $33.5 million in the fourth quarter versus $40.1 million a year ago, and was $142.8 million in 2003 versus $164.3 million in fiscal 2002.
    Interest expense in the fourth quarter was $5.2 million versus $5.3 million last year. For the year, interest expense was $24.8 million compared with $22.9 million in fiscal 2002, primarily due to borrowing costs associated with the Qdoba acquisition and amortization of fees related to the company's refinancing in January.
    Capital expenditures in the fourth quarter decreased to nearly $41 million from nearly $52 million a year ago and from approximately $55 million forecast, primarily due to savings achieved on new-store build-out costs. For the year, capital expenditures totaled slightly more than $121 million versus $143 million in fiscal 2002, due to fewer new restaurants opened, fewer purchases of new sites, and savings on new-store build-out costs.
    Regarding the company's balance sheet comparisons at the end of the fourth quarter:

    -- Current ratio was 0.6 versus 0.3 last year, primarily due to a reduction in current liabilities and a temporary increase in cash balances. The company currently has no balance outstanding on its revolving credit facility.

    --  Debt:equity ratio was 0.6:1 versus 0.5:1 last year.

    -- Total debt increased to $303 million from $250 million at the end of 2002, primarily related to the $45 million acquisition of Qdoba in January.

    -- Accounts receivable were $5 million higher than in 2002, primarily due to short-term bridge loans made to qualified Jack in the Box franchisees on restaurant purchases.

    -- Other current assets were $12 million higher than last year, primarily due to an increase in assets held for sale/lease-back.

    -- Other assets were up $56 million from 2002, primarily related to the establishment of intangible assets for the Qdoba acquisition, approximately $9 million of which is amortizable.

    -- Current liabilities were $96 million lower than last year, primarily related to reclassification of the company's senior facility to long-term debt following the refinancing transaction in January, and to the retirement of $70 million in 10.3 percent financing lease obligations.

    -- Long-term debt was up $147 million from 2002, primarily related to the senior credit facility reclassification and to the Qdoba acquisition financing.

    -- Other long-term liabilities were $55 million higher than last year, primarily due to increases in pension obligations, deferred taxes and deferred rent.

    -- Stockholders' equity was slightly higher than last year, as increases to retained earnings were substantially offset by reductions for share repurchases and a pension liability adjustment, primarily related to a decrease in the discount rate.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 31 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,940 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with more than 110 restaurants. With headquarters in San Diego, Jack in the Box Inc.
has more than 44,000 employees. For more information, visit www.jackinthebox.com.

    Safe Harbor Statement

    This news release contains forward-looking statements about, among other items, the company's projected earnings, growth plans, brand strategies, menu and operational initiatives, improvements to restaurant facilities, and new products. These forward-looking statements reflect management's current expectations regarding future events and are subject to risks and uncertainties.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the company's ability to achieve the goals of its brand re-invention; the impact of competitive response, including pricing, competitor marketing and operational initiatives and new products introduced by competitors; the availability and cost of food ingredients, labor, and utilities; increases in expenses related to healthcare, workers' compensation and other insurance, and real estate; the success of the company's new products and the effect of product deletions; delays in the opening of restaurants, the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings and continuation of franchise conversions; adverse regional weather conditions and business, economic and other local or national conditions or events which affect consumer confidence and spending patterns; the effects of war and terrorist activities; consumer concerns about fast food in general or the company's products specifically; the effect of publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; effects of legal claims; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of November 12, 2003. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

                 JACK IN THE BOX INC. AND SUBSIDIARIES

             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS

                 (In Thousands, Except Per Share Data)



                             Twelve Weeks Ended  Fifty-Two Weeks Ended
                             -----------------------------------------
                             Sept. 28, Sept. 29,  Sept. 28,  Sept. 29,
                               2003     2002       2003       2002
                             -----------------------------------------

Revenues:
  Restaurant sales           $442,485 $424,085  $1,864,180 $1,822,902
  Distribution and other
   sales                       30,387   20,292     108,738     77,445
  Franchise rents and
   royalties                   14,571   11,780      54,371     45,936
  Other                         5,590    7,174      31,001     20,077
                             --------  --------   --------   --------
                              493,033  463,331   2,058,290  1,966,360
                             --------  --------   --------   --------
Costs of revenues:
  Restaurant costs of sales   136,970  129,139     573,918    555,232
  Restaurant operating costs  235,502  218,542     984,305    931,686
  Costs of distribution and
   other sales                 29,428   19,711     105,986     75,341
  Franchised restaurant costs   6,313    5,146      25,715     22,125
                             --------  --------  --------    --------
                              408,213  372,538   1,689,924  1,584,384
                             --------  --------  --------    --------

Gross profit                   84,820   90,793     368,366    381,976
Selling, general and
 administrative                53,931   66,406     228,142    233,426
                             --------  --------  --------    --------
Earnings from operations       30,889   24,387     140,224    148,550
Interest expense                5,239    5,332      24,838     22,914
                             --------  --------  --------    --------

Earnings before income taxes   25,650   19,055     115,386    125,636

Income taxes                    9,283    5,071      41,768     42,590
                             --------  --------  --------    --------

Net earnings                  $16,367  $13,984     $73,618    $83,046
                             ========  ========  =========   ========

Net earnings per share:
  Basic                          $.45     $.36       $2.02      $2.11
  Diluted                        $.45     $.35       $1.99      $2.07

Weighted-average shares
 outstanding:
  Basic                        36,025   39,085      36,473     39,322
  Diluted                      36,590   39,711      36,968     40,112


                 JACK IN THE BOX INC. AND SUBSIDIARIES

            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                            (In Thousands)


                                                September  September
                                                    28,        29,
                                                   2003       2002
----------------------------------------------------------------------


Current assets:
 Cash and cash equivalents                         $22,362     $5,620
 Accounts receivable, net                           31,582     26,176
 Inventories                                        31,699     29,975
 Other current assets                               62,972     50,734
                                                   --------  --------
   Total current assets                            148,615    112,505
                                                   --------  --------

Property and equipment, at cost                  1,284,108  1,219,487
 Accumulated depreciation and amortization        (417,148)  (372,556)
                                                   --------  --------
   Property and equipment, net                     866,960    846,931
                                                   --------  --------

Other assets, net                                  160,375    104,008
                                                   --------  --------

   TOTAL                                        $1,175,950 $1,063,444
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current maturities of long-term debt              $12,334   $106,265
 Accounts payable                                   49,491     59,212
 Other current liabilities                         175,909    167,900
                                                   --------  --------
   Total current liabilities                       237,734    333,377
                                                   --------  --------

Long-term debt, net of current maturities          290,746    143,364

Other long-term liabilities                        177,148    122,588

Stockholders' equity:
 Common stock                                          432        429
 Capital in excess of par value                    325,510    319,810
 Retained earnings                                 300,682    227,064
 Accumulated other comprehensive loss, net         (27,184)    (8,882)
 Unearned compensation                              (4,655)         -
 Treasury stock                                   (124,463)   (74,306)
                                                   --------  --------
   Total stockholders' equity                      470,322    464,115
                                                   --------  --------

   TOTAL                                        $1,175,950 $1,063,444
                                                   ========  ========




    CONTACT: Jack in the Box Inc., San Diego
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com
             www.jackinthebox.com